                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               GTE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               GTE CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                 [LOGO]
                                                                 GTE CORPORATION
                                                                 One Stamford Forum
                                                                 Stamford, Connecticut 06904
                                                                 Telephone: 203-965-2000
CHARLES R. LEE
Chairman and Chief Executive Officer                             March 4, 1994

To Our Shareholders:

     On behalf of the Board of Directors, I cordially invite you to attend the 1994 Annual Meeting of the Shareholders of GTE Corporation. The Annual Meeting will be held at 2:00 P.M., Local Time, on Wednesday, April 20, 1994, in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut. The formal notice of the Annual Meeting is set forth on the next page and directions to the meeting are printed on the back cover.

     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, shareholders who are present at the meeting will have the opportunity to ask questions.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the postpaid envelope.

     We are gratified by our shareholders' continued interest in GTE and pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                          Sincerely,


                                       /s/ Charles R. Lee

[LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 1994

                                                           Stamford, Connecticut
                                                                   March 4, 1994

     The Annual Meeting of Shareholders of GTE Corporation will be held in the Wisteria Room of the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, on Wednesday, April 20, 1994, at 2:00 P.M., Local Time, for the following purposes:

          1. To elect five Class II directors to the Board of Directors;

          2. To ratify the appointment of auditors;

          3. To consider and act upon the following seven shareholder proposals described in the accompanying Proxy Statement:

             (a) institute confidential voting;

             (b) establish a committee to develop criteria for military contracts;

             (c) eliminate the staggered election of directors;

             (d) establish criteria to limit executive officers' compensation so that it does not exceed 75 times the wages of the average hourly employees and to more closely link wages and compensation to company profits;

             (e) limit increases in executive officers' total annual cash compensation to an amount no greater than the average annual percentage pay increases to employees;

             (f) issue a report on the CERES Principles; and

             (g) establish a policy of reporting on an equal employment opportunity/affirmative action program.

          4. To act upon any other matters properly coming before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on March 1, 1994 will be entitled to vote at the meeting.

                                           By order of the Board of Directors,

                                                      MARIANNE DROST
                                                        Secretary

     PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                     [LOGO]

                ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 20, 1994

     This Proxy Statement is furnished to shareholders of GTE Corporation ("GTE" or the "Corporation") in connection with the Annual Meeting of the Shareholders of GTE (the "Annual Meeting") to be held at 2:00 P.M., Local Time, on Wednesday, April 20, 1994, at the Italian Center, 1620 Newfield Avenue, Stamford, Connecticut, and at any adjournment thereof. The GTE Board of Directors is soliciting proxies to be voted at the Annual Meeting.

     This Proxy Statement and Notice of Meeting, the proxy card and GTE's Annual Report to shareholders were mailed to shareholders beginning March 4, 1994.

PROXY PROCEDURE

     Only shareholders of record at the close of business on March 1, 1994 are entitled to vote in person or by proxy at the Annual Meeting.

     GTE's Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted. Abstentions are counted towards determining whether a quorum is present. Shares represented by broker non-votes are not considered present at the meeting and are not counted towards quorum. If a shareholder attends the Annual Meeting, he or she may vote by ballot.

     Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by that proxy card will be voted as recommended by the Board of Directors. The proxy card gives the individuals named as Proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of GTE; (ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Annual Meeting.

     If a shareholder participates in the GTE Shareholder Systematic Investment Plan (the "SSIP"), his or her proxy card represents both the number of shares registered in his or her name and the number of full shares credited to his or her SSIP account. All such shares will be voted in accordance with the instructions on the proxy card.

     Participants in the GTE Savings Plan, the GTE Corporation Savings, Investment & Tax-Deferral Plan for Hourly Employees, the GTE Hourly Savings Plan, the AGCS Savings Plan and the AGCS Hourly Savings Plan (collectively, the "Savings Plans") and the Consolidated Employee Stock Ownership Plan of GTE Corporation (the "CESOP") who are also holders of additional shares of Common Stock will receive one proxy card for all holdings registered in a similar manner. Accordingly, the executed proxy card also will provide instructions to the trustees of the Savings Plans as to the voting of shares held in those Plans. Shareholders will receive a separate proxy card for their individual and Plan holdings if their accounts are not registered in a similar manner. Unvoted shares of the CESOP are voted at the discretion of the Trustee. Unvoted shares of the Savings

Plans are voted by the Trustee in the same proportion as shares for which voting instructions have been received.

COST OF SOLICITATION

     The cost of soliciting proxies will be borne by GTE. Proxies may be solicited by directors, officers or regular employees of GTE in person or by telephone or other means. In addition, GTE has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies, and it is estimated their charges and expenses will not exceed $25,000. GTE also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, Inc. concerning the sending of proxies and proxy material to the beneficial owners of stock.

VOTING

  Shares Outstanding
     The outstanding voting stock of GTE as of January 31, 1994 consisted of:
953,466,470 shares of Common Stock; 1,832,480 shares of Preferred Stock; 162,804 shares of $2.00 Convertible No Par Preferred Stock; and 4,000,000 shares of $2.475 No Par Preferred Stock. Each share of the Common Stock, Preferred Stock and $2.00 Convertible No Par Preferred Stock is entitled to one vote; the $2.475 No Par Preferred Stock is entitled to .5 vote per share.

  Vote Required
     The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common, Preferred, $2.00 Convertible No Par Preferred and $2.475 No Par Preferred Stock entitled to vote at the Annual Meeting will be elected. An affirmative majority of the votes cast is required to ratify the appointment of auditors and to approve each of the shareholder proposals. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any proposal.

PROXY STATEMENT PROPOSALS

     At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The shareholders also vote to ratify or reject the auditors selected by the Audit Committee of the Board of Directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the annual meeting.

     Shareholders of GTE also may submit proposals for inclusion in the proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in GTE's 1995 proxy material, a shareholder's proposal must be received not later than November 4, 1994 at GTE's Corporate Headquarters, One Stamford Forum, Stamford, Connecticut 06904, Attention: Secretary.

     In addition, GTE's By-Laws provide that in order for business to be brought before the Annual Meeting, a shareholder must deliver written notice to the Secretary of GTE not less than 30 nor more than 60 days prior to the date of the meeting. The notice must state the shareholder's name, address and number and class of shares of GTE stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting and any material interest of the shareholder in the proposal.

     The By-Laws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Secretary of GTE. The notice must be delivered not less than 30 nor more than 60 days before the date of a meeting of shareholders. The notice must set forth the name and address of and number and class of shares owned by the shareholder (and that of any other shareholders known to be supporting said nominee) and the nominee for election as a director, the age of the nominee, the nominee's

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

business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of GTE if elected.

BOARD OF DIRECTORS

     The Board of Directors manages the business of GTE. It establishes the overall policies and standards for GTE and reviews the performance of management. The directors are kept informed of GTE's operations at meetings of the Board and its Committees and through reports and analyses and discussions with management.

     The Board of Directors meets on a regularly scheduled basis and, during 1993, met on twelve occasions. In addition, significant communications between the directors and the Corporation occur wholly apart from regularly scheduled Board and Committee meetings. Accordingly, management does not regard attendance at meetings to be the primary criterion in evaluating the contributions a director makes to GTE. For the Board of Directors as a whole, average attendance at Board and Committee meetings (the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Committees of the Board on which each director served) during 1993 was 95.1%. Several of the Board and Committee meetings were special meetings that were set up on very short notice. As a result of unavoidable schedule conflicts, one director, Mr. Edwin L. Artzt, attended 71.4% of the aggregate of all Board and Committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six standing Committees and has assigned certain responsibilities to each of those Committees.

  Audit Committee
     The Audit Committee met four times in 1993. The Audit Committee recommends the appointment of independent public accountants for GTE, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.

  Executive Compensation and Organizational Structure Committee
     The Executive Compensation and Organizational Structure Committee had eight meetings during 1993. The functions of this Committee include the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the GTE Corporation Executive Incentive Plan and 1991 Long-Term Incentive Plan, the review of and recommendations concerning directors' compensation and consultation on senior executive continuity and organizational matters.

  Nominating Committee
     The Nominating Committee had two meetings during 1993. The functions of this Committee include consideration of the size and composition of the Board, review and recommendation of individuals for election as directors or officers of GTE and review of criteria for selecting directors. In carrying out its responsibilities for recommending candidates to fill vacancies on the Board as they occur and in recommending a slate of directors for election by the shareholders at the annual meeting, the Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of GTE at its Corporate Headquarters. Individuals suggested as candidates should have attained a position of leadership in the candidate's field of endeavor and have demonstrated the ability to exercise sound business judgment. A candidate also must indicate a willingness to attend scheduled Board and Committee meetings.

  Pension Trust Coordinating Committee
     The Pension Trust Coordinating Committee is responsible for reviewing the performance of the portfolios of and investment advisors to GTE's various pension plans, approving overall investment policy relating to the assets of the pension plans and monitoring the actuarial soundness of those plans. The Committee had three meetings during 1993.

  Public Policy Committee
     The Public Policy Committee, which met twice during 1993, reviews the policies and practices of GTE as to corporate contributions, employee safety and health and assumes such other duties as the Board may from time to time delegate.

  Strategic Issues, Planning and Technology Committee
     The Strategic Issues, Planning and Technology Committee is responsible for reviewing the long-term strategic objectives and goals of the Corporation and the external and internal issues related to those goals. This Committee had three meetings during 1993.

DIRECTORS' COMPENSATION

  Retainer and Meeting Fees
     Directors who are also employees of GTE are not paid any fees or other remuneration, as such, for service on the Board or on any Board committee.

     Each nonemployee director receives an annual retainer of $30,000 plus 200 shares of GTE Common Stock awarded pursuant to the 1991 Long-Term Incentive Plan. Nonemployee directors receive a retainer of $1,500 for each Committee on which they serve. A director who chairs a Committee receives a retainer of $2,500. In addition, nonemployee directors receive $1,200 for each Board or Committee meeting they attend. Nonemployee directors are those directors who are not otherwise employees of GTE or its subsidiaries and are not otherwise eligible to participate in the GTE employee incentive programs, savings plans, or stock purchase plans.

  Other Compensation
     Under the Deferred Compensation Plan for Nonemployee Members of the Board of Directors of GTE Corporation (the "Deferred Compensation Plan"), any nonemployee director may elect annually to defer all or any portion of his or her current cash compensation as a director and receive future payments in one or more installments. Amounts deferred under the Deferred Compensation Plan are treated as if held in GTE Common Stock and are accounted for in units with each unit equal to the value of one share of GTE Common Stock ("Common Stock Units"). Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. In addition, cash equal to the dividends on an equivalent number of shares of GTE Common Stock is credited to a nonemployee director's account each time a dividend is paid. The cash is then converted into additional Common Stock Units. All payments under the Deferred Compensation Plan are made in cash. A director may elect a payment schedule that begins either on fixed dates in the future at least six months after the close of the year for which the deferral is made, or at any time commencing at least six months after the director retires from GTE's Board. Directors may also elect to invest the balance in their Deferred Compensation Plan account in a variety of other investment options beginning six months after the director retires from GTE's Board.

     Under the Phantom Stock Plan for Nonemployee Members of the Board of Directors of GTE Corporation (the "PSP"), nonemployee directors are awarded 300 GTE Common Stock Units annually. Common Stock Units increase or decrease in value based on the fair market value of an equivalent number of shares of GTE Common Stock. The Common Stock Units are held in an account for the director and, each time a dividend is paid, an equivalent amount is converted to Common Stock Units and credited to the director's PSP account. Payments under the PSP are made in cash and a director may elect a schedule of payments beginning no earlier than six months after the director retires from the GTE Board. Directors may also elect to invest the balance of their PSP account in a variety of investment options other than Common Stock Units beginning six months after the director retires from GTE's Board.

     Messrs. Johnson, Masin, Palmer, Walter and Wohlstetter, directors of GTE, also received $17,000, $18,500 $16,000 $16,000 and $17,000, respectively, in meeting and retainer fees during 1993 for serving as directors of Contel Cellular Inc. ("Contel Cellular"). GTE indirectly owns approximately 90% of the capital stock of Contel Cellular and the balance is held by public shareholders. The fees Mr. Masin received were earned prior to his joining GTE as Vice Chairman. Mr. Johnson also received $23,205 in meeting and retainer fees for serving as a director of BC TEL, and $1,268 in meeting fees for serving as a director of Compania Anonima Nacional Telefonos de Venezuela ("CANTV"). GTE indirectly owns 50.46% of the voting stock of BC TEL and the balance is held by public shareholders. GTE indirectly controls 20.40% of CANTV through a 51.0% interest in a consortium which owns 40% of CANTV's voting stock. The balance is held by the other consortium partners and other Venezuelan holders.

     In 1992, GTE entered into a contract with Mr. Johnson to provide consulting services in connection with GTE's operations in Venezuela. The contract is renewable annually and Mr. Johnson received $20,000 for services provided in 1993.

  Retirement Plan For Nonemployee Directors
     The Retirement Plan for Nonemployee Members of the Board of Directors of GTE Corporation (the "Directors' Retirement Plan") is designed to provide competitive compensation arrangements for GTE's nonemployee directors. Directors who are employees of GTE do not participate in this plan.

     Under the terms of the Directors' Retirement Plan, a nonemployee director who retires is eligible to receive annually payments equal to the value of the annual cash retainer in effect on the date of his or her retirement, the value of the Common Stock Units awarded under the PSP and the cash equivalent of the GTE shares of Common Stock granted annually under the LTIP. Payments are made for the lesser of the remainder of the director's life or the length of his or her Board service. If a director retires from the Board before reaching age 65, the annual payment is reduced by 5% for each year the director's age is below age 65 up to a maximum of 50%.

     If a director dies before retirement, his or her spouse will receive 50% of the director's benefit, unreduced on account of age, for the lesser of the remainder of the spouse's life or the length of the director's Board service. If a director dies after retirement, the spouse will receive 50% of the benefit being received by the director at the time of his or her death. The spouse will receive the payment for the lesser of the spouse's life or the remainder of the length of the director's Board service.

     One director, Mr. Sloan, who serves on GTE's Board does not participate in the Directors' Retirement Plan. He was formerly a director of Contel Corporation ("Contel"), which merged with a subsidiary of GTE in 1991, and continues to participate in the Retirement Plan for Outside Directors of Contel Corporation (the "Contel Directors' Plan"). His benefit is based upon the greater of the annual retainer previously paid by Contel or that paid by GTE at the time of retirement. The Contel Directors' Plan provides eligible directors who retired from Contel's Board after attaining age 65 and completion of five years of service with, among other things, an annual benefit for the remainder of their life equal to the basic annual retainer for members of the Board in effect during the last full year of the director's service.

CHARITABLE AWARDS PROGRAM

     Nonemployee directors of GTE and designated senior executives of GTE, including the individuals named in the Summary Compensation Table on page 11, participate in a charitable awards program. Under this program, the Corporation will donate an aggregate of $1 million to up to four tax-exempt educational institutions or public charities designated by the participant. The donations will be paid in five annual installments after the participant's death if the participant dies while a director or designated executive of GTE, if the participant has retired from GTE after completing five or more years of service as an employee or director of GTE, or if the participant was a director or designated senior executive of GTE as of November 5, 1992. The program is financed through the purchase of life insurance by GTE. Participants derive no financial benefit from this program since all charitable deductions accrue solely to GTE.

EXECUTIVE COMPENSATION

  EXECUTIVE COMPENSATION COMMITTEE REPORT

     As members of the Executive Compensation and Organizational Structure Committee (the "Committee"), we review and approve annual salary range adjustments for GTE's upper management levels, covering approximately 550 individuals. The Committee evaluates the performance of senior management, including the Chief Executive Officer, and reviews and approves increases to the base compensation of executive management of GTE and its subsidiaries. The Committee also administers GTE's executive incentive plans including approving the awards under those plans. The Committee periodically reports to the Board on its activities.

  Compensation Philosophy
     The Committee bases its decisions on GTE's executive compensation philosophy, which relates the level of compensation to GTE's success in meeting its annual and long-term performance goals, rewards individual achievement and seeks to attract and retain qualified executives. GTE positions its executive compensation, which includes salary and incentive awards (both annual and long-term), at or near the median of the range of compensation levels for other major companies in the telecommunications industry. These companies include the regional Bell operating companies ("RBOCs") and AT&T (collectively the "Telecommunications Group"). The RBOCs, along with GTE, are part of the S&P Telephone Index shown in the Performance Graph on page 14. GTE's executive compensation for 1993 was approximately at the median for the Telecommunications Group.

     In addition, when developing policies and practices designed to attract and retain qualified employees, GTE also considers the compensation-related policies and practices of corporations not involved in the telecommunications industry. Typically, these non-telecommunications companies are comparable to GTE in terms of such quantitative measures as revenues, market value and total shareholder return and are viewed as direct competitors for executive talent in the overall labor market (the "Broad Industry Group"). This data is obtained from surveys conducted by nationally recognized compensation consultants. In reviewing this data, GTE takes into account how its compensation policies and overall performance compare to similar indices for the Telecommunications Group and the Broad Industry Group.

     Under GTE's compensation philosophy, approximately 40% of executive compensation position is represented by base salary. The remaining compensation is paid under incentive plans. Payments under these incentive plans are based upon the achievement of annual and long-term goals and, accordingly, are "at risk".

  Executive Compensation
     In determining whether the base salary of executives, including the Chief Executive Officer, should be increased, the Committee takes into account individual performance, performance of the

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

operations directed by that executive and the positioning of compensation in relation to the established salary range. In determining the overall increase in an executive's total compensation package, base salary plus incentive compensation, the Committee also takes into account GTE's philosophy of being at or near the median range for total compensation for companies in the Telecommunications Group and the Broad Industry Group.

     The Committee reviewed Mr. Lee's performance during 1993 based upon GTE's financial performance in terms of return on equity ("ROE"), total shareholder return and earnings per share. The Committee also based its review upon Mr. Lee's performance with respect to developing a strategic plan for GTE during a time of unprecedented change in the telecommunications industry, initiating a plan to revitalize the workforce and develop leaders within the Corporation, process re-engineering, implementing plans to control costs and streamline operations and re-enforcement of GTE Values, in particular quality and market sensitivity, and continued pursuit of service reliability and customer value enhancement. The Committee also evaluated his overall ability to manage and lead GTE and determined that Mr. Lee's performance merited an increase. The Committee reviewed comparative data from the Telecommunications Group and the Broad Industry Group to determine that Mr. Lee's revised salary was consistent with GTE's overall compensation philosophy. The Committee also determined that his base compensation is within the salary range previously approved by the Committee for the position of Chief Executive Officer. The range was developed based upon comparison to the Telecommunications Group and the Broad Industry Group. Mr. Lee's total compensation package was determined after a review of comparative data for the Telecommunications Group and the Broad Industry Group.

  Incentive Compensation
     Certain executives are also eligible to receive payments under two incentive plans in addition to their base salary.

     Under the Executive Incentive Plan (the "EIP") awards are made based upon GTE's performance during the last fiscal year and upon the individual's achievement of certain goals for his or her business unit and other individual objectives. At the conclusion of each plan year, the Committee reviews the overall performance of GTE and its business units and determines the overall rating of the Corporation and the business units to determine the percentage payout of bonuses for each unit. The head of the business unit then determines individual bonuses for participants.

     No awards under the EIP are made for any year in which GTE's ROE does not exceed 8%. However, under the terms of the EIP, the Committee may also take into consideration extraordinary circumstances affecting GTE's financial performance. The Committee may take into account items that were extraordinary, nonrecurring and unrelated to the normal operations of the business. These items may include the impact of mandated accounting changes, unusual charges related to acquisitions or divestitures or other unusual events.

     Mr. Lee's EIP award for 1993 is based upon the performance of GTE as a whole and Mr. Lee's performance with respect to critical qualitative and quantitative objectives approved by the Committee. The Committee reviewed the Corporation's financial performance in 1993, reflecting a balance of the $1.2 billion after tax restructuring charge, the good operating results in 1993, and the progress in restructuring and process re-engineering plans and their implementation to date to enhance GTE's future and Mr. Lee's progress toward achieving the established objectives. Mr. Lee's 1993 objectives included quantitative goals related to ROE, earnings per share, net income and total return to shareholders. Mr. Lee's goals also included significant qualitative objectives in the areas related to GTE's business plan for 1993, strategic planning for the Corporation's long-term future in light of unprecedented changes in the telecommunications industry, positioning GTE to better meet competition over the long-term, addressing the needs of the Corporation's constituencies, reinforcing GTE Values (with particular emphasis on quality and market leadership), process re-engineering restructuring the organization, and other goals related to employee involvement and communications.

     GTE does not use specific weighting factors with respect to performance measures. The Committee gave equal consideration to GTE's financial performance and Mr. Lee's achievement of his qualitative objectives. However, in determining Mr. Lee's award for 1993, the Committee gave particular emphasis to GTE's operating results, the streamlining of the organization, cost reductions and process re-engineering and the development of a strategic plan for GTE.

     EIP awards for the five most highly compensated executives of GTE are included in the "Bonus" column of the Summary Compensation Table on page 11.

     Certain GTE executives also have an opportunity to earn incentive payments under GTE's 1991 Long-Term Incentive Plan ("LTIP"). The primary purpose of the LTIP is to offer participants an incentive to cause GTE to achieve superior financial performance, thereby helping assure superior performance for the shareholders. Two types of awards are currently used under the provisions of the LTIP -- performance bonuses and stock options which may include tandem stock appreciation rights.

     Senior executives of GTE, including the five executives named in the Summary Compensation Table, are eligible to receive annual grants of performance bonuses which are earned during a 36-month performance cycle. The performance bonuses are paid in cash. Awards for the performance cycle ending in 1993 are based on GTE's financial performance during the relevant cycle as measured by GTE's average ROE against pre-established target levels.

     The Committee established minimum and maximum targets for each three-year cycle based upon the Corporation's past financial performance and the strategic plan. In establishing the targeted levels of ROE, the Committee considered past performance, the strategic goals of the Corporation and the plans for implementing those goals. The established targets are designed to facilitate implementing strategic plans and improving performance.

     At the time the performance targets for the current LTIP cycles were established, a Common Stock Unit account was set up for each participant in LTIP. An initial dollar amount for each account ("target award") was determined based on the competitive performance bonus grant practices of the Telecommunications Group and the Broad Industry Group. That amount was then divided by the average market price for GTE Common Stock for the calendar week preceding the day the account was established to determine the number of Common Stock Units in the account. The value of the account increased or decreased based on the market price of the GTE Common Stock. An amount equal to the dividends paid on an equivalent number of shares of GTE Common Stock was added on each dividend payment date. This amount was then converted into a number of Common Stock Units obtained by dividing the amount of the dividend by the average price of the GTE Common Stock on the composite tape of the New York Stock Exchange on the dividend payment date and added to the Common Stock Unit Account.

     If the minimum level of targeted performance is not attained, no award is paid. If the minimum performance target is achieved, participants receive a payment of 20% of the target award. Currently, if the maximum performance target is attained, participants receive a payment of 100% of the target award. Superior performance, achieving results in excess of the maximum target level, results in the payment in excess of 100% of the target award based upon the following formula:

          - For the first and second 0.1% above the maximum performance target, 2% is added to the award;

          - For the third and fourth 0.1% above the maximum performance target, 3% is added to the award; and

          - For each additional 0.1% after .4% above the maximum performance target, 4% is added to the award.

     Payouts to the named executives for the 1989-1991, 1990-1992 and 1991-1993 award cycles are shown in the Summary Compensation Table on page 11. With respect to those cycles, the

Committee had the discretion to adjust targets or performance results to reflect unusual items that the Committee determined were extraordinary, nonrecurring and unrelated to the normal operations of the business and unanticipated or not contemplated at the time the targets were originally established. In considering the results of the 1991-1993 LTIP Award Cycle, the Committee excluded the impact of the 1993 extraordinary charge for the retirement of high coupon debt. Awards under the plan would not have been made if the minimum performance thresholds were not met. The actual dollar value of each award also reflected stock price changes during the period and included the equivalent of dividends paid as if they had been reinvested in additional shares of GTE Common Stock. Awards for the 1993-1995 award cycle are shown in the Long-Term Incentive Plan Awards table on page 13.

     Under the LTIP, the Committee normally approves annual grants of stock options, which may include tandem stock appreciation rights, to a larger group of executives, including the five executives named in the Summary Compensation Table.

     In approving the number of options awarded under the LTIP, the Committee compares GTE grant levels to competitive practices with respect to such grants over a period of time, targeting at or near a median grant posture among the Telecommunications Group and the Broad Industry Group. The number of options currently held by any individual participant is not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares. In 1993, Mr. Lee and the other four most highly compensated officers received the awards shown in the Summary Compensation Table on page 11.

  New Internal Revenue Service Rules
     In late December 1993, the Internal Revenue Service issued proposed regulations limiting the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other most highly compensated employees. The IRS regulations limit the amount that a company may deduct to one million dollars per person unless the compensation constitutes "performance based" compensation. Final rules have not yet been issued.

     Based on the transitional rules, the Committee intends to take action to permit the deduction of future amounts received under the EIP and LTIP. However, amounts paid under the EIP with respect to 1993 performance and amounts paid under the LTIP for 3 year performance cycles beginning prior to 1994 do not qualify for the deduction.

  Other Compensation Plans
     GTE also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. GTE offers an Employees' Stock Plan pursuant to the provision of Section 423 of the Internal Revenue Code of 1986 as amended (the "Code") under which employees may purchase GTE Common Stock at a discount. The GTE Savings Plan (the "Savings Plan"), pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre- or after-tax basis. Matching contributions under the Savings Plan are made in GTE Common Stock.

     GTE also maintains pension, insurance and other benefit plans for its employees.

        James W. Walter, Chairman              James L. Ketelsen
        James R. Barker                        Russell E. Palmer
        Richard W. Jones

March 4, 1994

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors whose names appear at the conclusion of the Executive Compensation Committee Report currently serve as members of the Executive Compensation and Organizational Structure Committee (the "Executive Compensation Committee"). Mr. Richard W. Jones serves as a business consultant for PaineWebber Incorporated. The investment banking firm of PaineWebber Incorporated received underwriting commissions and fees from GTE and its subsidiaries on the sale of securities and financial advisory services during 1993. In addition, it is possible that PaineWebber may have received brokerage commissions from trustees of the various pension, retirement, savings or similar plans of GTE and its subsidiaries, but any such commissions would not have been as a result of direction by GTE or its subsidiaries with regard to such orders.

EXECUTIVE COMPENSATION TABLES

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of GTE for services in all capacities to GTE and its subsidiaries.

                                                                                   LONG TERM COMPENSATION
                                                                          -----------------------------------------
                                                                                     AWARDS
                                                                          -----------------------------   PAYOUTS
                                            ANNUAL COMPENSATION                             SECURITIES   ----------
                                    ------------------------------------    RESTRICTED      UNDERLYING      LTIP      ALL OTHER
     NAME AND PRINCIPAL              SALARY               OTHER ANNUAL         STOCK         OPTIONS/     PAYOUTS    COMPENSATION
          POSITION            YEAR   ($)(1)   BONUS($)   COMPENSATION($)     AWARDS(2)       SARS(#)        ($)         ($)(3)
- ----------------------------- ----  --------  ---------  ---------------  ---------------  ------------  ----------  ------------
Charles R. Lee............... 1993   728,846  1,016,800            0              0            86,000      207,100        7,067
 Chairman & Chief             1992   699,808  1,151,300            0              0                 0      314,600        6,866
 Executive Officer(4)
Kent B. Foster............... 1993   578,846    531,700            0              0            58,800      117,100       31,315
 Vice Chairman and            1992   537,500    628,000            0              0                 0      195,500       28,810
 President - GTE Telephone    1991   454,231    614,000            0              0           133,300      256,200       25,512
 Operations Group(5)
John L. Segall............... 1993   603,000    495,300        4,364              0            48,400      130,800       35,319
 Vice Chairman - Corporate    1992   626,192    484,900        4,151              0            54,200      134,000       24,120
 Planning and Development(6)  1991   484,051    395,400        2,320              0                 0       62,800        8,448
Nicholas L. Trivisonno....... 1993   429,308    378,700            0              0            40,700       75,500        7,067
 Executive Vice President -   1992   412,269    436,800            0              0                 0      133,800        6,866
 Strategic Planning and       1991   366,154    414,200            0              0            91,200      186,500        5,611
 Group President(7)
Bruce Carswell............... 1993   429,308    360,400            0              0            27,800       74,500        7,067
 Senior Vice President -      1992   414,231    414,400            0              0                 0      133,800        6,866
 Human Resources &            1991   368,846    403,300            0              0            91,200      186,500        5,611
 Administration

- ---------------

(1) GTE executives are paid bi-weekly. As a result of this cycle, executives received 27 payments of base salary in 1992 rather than the usual 26. The data in the table includes the extra payment and, accordingly, overstates the 1992 base salary by 1/26th or 3.8%.

(2) Messrs. Lee, Foster, Segall, Trivisonno and Carswell do not own any shares of restricted stock of GTE.

(3) All other compensation for 1993 includes above market deferred income of $28,252 for Mr. Segall, company contributions to defined contribution plans of $7,067 for Messrs. Lee, Segall, Trivisonno and Carswell and $6,502 for Mr. Foster, and fees of $21,944 and $2,869 for Mr. Foster for serving as a director of BC TEL and CANTV, respectively, both indirectly-owned subsidiaries of GTE.

(4) Mr. Lee became Chairman and Chief Executive Officer in May 1992.

(5) Mr. Foster was President of GTE Telephone Operations Group since 1989. He became Vice Chairman in October 1993.

(6) Mr. Segall was not employed by GTE prior to March 14, 1991. Effective December 31, 1993, Mr. Segall resigned as Vice Chairman-Corporate Planning and Development and became an employee consultant.

(7) Mr. Trivisonno became Executive Vice President - Strategic Planning and Group President in October 1993. Prior to that time he served as Senior Vice President - Finance.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options and tandem stock appreciation rights ("SARs") to the named executive officers of GTE in 1993. The options and SARs were granted under the LTIP. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                                 INDIVIDUAL GRANTS(1)
                                  ---------------------------------------------------
                                                   PERCENT                              POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF       OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                                   SECURITIES    OPTIONS/SARS   EXERCISE                PRICE APPRECIATION FOR OPTION
                                   UNDERLYING     GRANTED TO    OR BASE                              TERM
                                  OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------
              NAME                 GRANTED(1)    FISCAL YEAR     ($/SH)       DATE       0%        5%          10%
- --------------------------------  ------------   ------------   --------   ----------   ----   ----------   ----------
Charles R. Lee..................     86,000          4.31%      $35.0625    02/15/03     $0    $1,896,352   $4,805,732
Kent B. Foster..................     48,400          2.42        35.0625    02/15/03      0     1,067,249    2,704,621
                                     10,400          0.52        37.6250    10/12/03      0       246,087      623,632
John L. Segall..................     48,400          2.42        35.0625    02/15/03      0     1,067,249    2,704,621
Nicholas L. Trivisonno..........     27,800          1.39        35.0625    02/15/03      0       613,007    1,533,481
                                     12,900          0.65        37.6250    10/12/03      0       305,242      773,543
Bruce Carswell..................     27,800          1.39        35.0625    02/15/03      0       613,007    1,533,481

- ---------------

(1) Under the LTIP, one-third of these grants vest annually commencing one year after the date of grant.

     If the price of the GTE Common Stock appreciates, the value of GTE Common Stock held by the shareholders will also increase. For example, the market value of GTE Common Stock on February 15, 1993 was approximately $33.9 billion based upon the market price on that date. If the share price of GTE's Common Stock increases by 5% per year, the market value on February 15, 2003 of the same number of shares would be approximately $55.2 billion. If the price of GTE's Common Stock increases by 10% per year, the market value on February 15, 2003 would be approximately $87.9 billion.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information as to options and stock appreciation rights exercised by each of the named executive officers of GTE during 1993 and the value of options and stock appreciation rights held by such officers at year end measured in terms of the closing price of GTE Common Stock on December 31, 1993.

                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                             SHARES                         OPTIONS/SARS AT FY-END               AT FY-END($)
                          ACQUIRED ON        VALUE       ----------------------------    ----------------------------
          NAME            EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------- ------------    -----------    -----------    -------------    -----------    -------------
Charles R. Lee...........    14,700       $  335,488       325,100         214,800       $2,865,464       $ 410,550
Kent B. Foster...........    70,517        1,447,800        99,450         125,450          341,551         212,447
John L. Segall...........         0                0        35,761          93,382          185,603         172,416
Nicholas L. Trivisonno...         0                0        68,000          86,300          240,550         145,350
Bruce Carswell...........    10,929          294,075       163,500          73,400        1,686,453         145,350

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The LTIP provides for awards, currently in the form of stock options with tandem stock appreciation rights and cash bonuses, to participating employees. The stock options and tandem stock appreciation rights awarded under the LTIP to the five most highly compensated individuals in 1993 are shown in the table on page 12. The LTIP is described in more detail on pages 8 and 9.

                                                                      ESTIMATED FUTURE PAYOUTS
                                                                UNDER NON-STOCK PRICE-BASED PLAN(1)
                                                              ----------------------------------------
                                              PERFORMANCE OR
                                NUMBER OF      OTHER PERIOD
                              SHARES, UNITS       UNTIL
                                OR OTHER      MATURATION OR   THRESHOLD(2)   TARGET(3) (#
            NAME                 RIGHTS           PAYOUT      (# OF UNITS)    OF UNITS)     MAXIMUM(4)
- ----------------------------  -------------   --------------  ------------   ------------   ----------
Charles R. Lee..............      12,000          3 Years         2,809         14,043
Kent B. Foster(5)...........       6,100          3 Years         1,428          7,139
                                     670          2 Years           149            743
                                     326          1 Year             69            343
                                   1,620         26 Months          365          1,827
                                     854         14 Months          183            913
                                     119          2 Months           24            121
John L. Segall..............       6,100          3 Years         1,428          7,139
Nicholas L. Trivisonno(6)...       3,500          3 Years           819          4,096
                                   1,076         26 Months          243          1,213
                                     565         14 Months          121            604
                                      79          2 Months           16             80
Bruce Carswell(7)...........       3,500          3 Years           819          4,096
                                     493         25 Months          111            556
                                     249         13 Months           53            266
                                      19          1 Month             4             19

- ---------------

(1) It is not possible to predict future dividends and, accordingly, estimated Common Stock Unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 31, 1993. The target award is the dollar amount derived by multiplying the Common Stock Unit balance at the end of the award cycle by the price of GTE Common Stock.

(2) The level of average ROE during the cycle which represents minimum acceptable performance and which, if attained, results in payment of 20% of the target award. Below the minimum acceptable performance level, no award is earned.

(3) The average ROE target during the cycle which represents outstanding GTE performance and which, if attained, results in payment of 100% of the target award.

(4) This column has intentionally been left blank because it is not possible to determine the maximum award until the award cycle has been completed. The maximum amount of the award is limited by the amount the actual ROE exceeds the targeted ROE. If GTE's average ROE during the cycle exceeds the performance target, additional bonuses may be earned according to the schedule on page 8. For example, if average ROE performance exceeds the ROE target by 0.5%, the performance bonus will equal 114% of the target award.

(5) The award of 6,100 units to Mr. Foster represents the grant for the 1993-95 performance period made while he was President - GTE Telephone Operations Group. The other grants shown are incremental, prorated awards made when his position was reclassified and when he was promoted to Vice Chairman and President - GTE Telephone Operations Group and apply to the original targets under the 1993-95, 1992-94 and 1991-93 performance periods.

(6) The award of 3,500 units to Mr. Trivisonno represents the grant for the 1993-95 performance period made while he was Senior Vice
     President - Finance. The other grants shown are incremental, prorated awards made when he was promoted to Executive Vice President - Strategic Planning and Group President and apply to the original targets under the 1993-95, 1992-94 and 1991-93 performance periods.

(7) The award of 3,500 units to Mr. Carswell represents the grant for the 1993-95 period made in his position as Senior Vice President - Human Resources and Administration. The other grants shown are incremental, prorated awards made when his position was reclassified and apply to the original targets under the 1993-95, 1992-94 and 1991-93 performance periods.

                               PERFORMANCE GRAPH

     The following table shows a comparison of five year cumulative total return to shareholders for GTE, Standard & Poor's ("S&P") 500 Stock Index, and Standard & Poor's Telephone Index.

                                   [GRAPH]


      Measurement Period                                           S&P TELE-
    (Fiscal Year Covered)             GTE           S&P 500       PHONE INDEX
1/1/89                               $100            $100            $100
12/31/89                             $165            $132            $157
12/31/90                             $145            $128            $150
12/31/91                             $181            $166            $161
12/31/92                             $191            $179            $177
12/31/93                             $203            $197            $204

           * Assumes $100 invested on January 1, 1989.
           * S&P Telephone Index is comprised of the Regional Bell Holding Companies plus GTE.

EXECUTIVE AGREEMENTS

     GTE has entered into agreements (the "Agreements") with Messrs. Lee, Foster, Trivisonno and Carswell regarding benefits to be paid in the event of a change in control of GTE (a "Change in Control").

     A Change in Control is deemed to have occurred if a majority of the members of the Board do not consist of members of the Incumbent Board (as defined in the Agreements) or if, in any 12-month period, three or more directors are elected without the approval of the Incumbent Board. An individual whose initial assumption of office occurred pursuant to an agreement to avoid or settle a proxy or other election contest is not considered a member of the Incumbent Board. In addition, a director who is elected pursuant to such a settlement agreement will not be deemed a director who is elected or nominated by the Incumbent Board for purposes of determining whether a Change in Control has occurred. A Change in Control will not occur in the following situations: (1) certain merger transactions in which there is at least 50% GTE shareholder continuity in the surviving corporation, at least a majority of the members of the board of directors of the surviving corporation consist of members of the Board of GTE and no person owns more than 20% (or under certain circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction, and (2) transactions in which GTE's securities are acquired directly from GTE.

     The Agreements provide for benefits to be paid in the event these individuals separate from service and have a "good reason" for leaving or are terminated without "cause" within two years after a Change in Control of GTE.

     Good reason for leaving includes but is not limited to the following events: demotion, relocation or a reduction in total compensation or benefits, or the new entity's failure to expressly assume obligations under the Agreements. Termination for cause includes certain unlawful acts on the part of the executive or a material violation of his or her responsibilities to the Corporation resulting in material injury to the Corporation.

     An executive who experiences a qualifying separation from service will be entitled to receive up to two times the sum of (i) base salary and (ii) the average of his or her other percentage awards under the EIP for the previous three years. The executive will also continue to receive medical and life insurance coverage for up to two years and will be provided with financial and outplacement counseling.

     In addition, the Agreements with Messrs. Lee and Trivisonno provide that in the event of a separation from service, they will receive service credit in the following amounts: two times years of service otherwise credited if the executive has five or fewer years of credited service; 10 years if credited service is more than five and not more than 10 years; and, if the executive's credited service exceeds 10 years, the actual number of credited years of service. These additional years of service will apply towards vesting, retirement eligibility, benefit accrual and all other purposes under the Supplemental Executive Retirement Plan and the Executive Retired Life Insurance Plan. In addition, each executive will be considered to have not less than 76 points and 15 years of accredited service for the purpose of determining his or her eligibility for early retirement benefits. However, there will be no duplication of benefits.

     The Agreements remain in effect until the earlier of July 1 of each successive year or the date on which the executive reaches age 65, unless the Agreement is terminated earlier pursuant to its terms. The Agreements will be automatically renewed on each successive July 1 unless, not later than December 31 of the preceding year, one of the parties notifies the other that he does not wish to extend the Agreement. If a Change in Control occurs, the Agreements will remain in effect until the obligations of GTE (or its successor) under the Agreements have been satisfied.

     Effective December 31, 1993, Mr. Segall resigned as Vice
Chairman - Corporate Planning and Development. Under the terms of Mr. Segall's employment agreement with GTE, as modified, he will continue with GTE as an employee-consultant until March 13, 1996. During this period he will continue to participate in certain GTE plans for executives and he will receive a base salary of $603,000. Certain benefits under the employment agreement shall cease upon the breach of certain terms of the agreement. On or after March 13, 1996, (or earlier as specified in the employment agreement), Mr. Segall will be paid a monthly supplemental pension benefit equal to the lesser of (a) $19,625, or (b) $250 multiplied by the number of full months of Mr. Segall's service with Contel and GTE after September 1, 1989, less the actuarial equivalent of any benefits which Mr. Segall is entitled to receive under any GTE or Contel pension plan in which he participates or, if greater, the combined GTE Supplemental Executive Retirement Plan ("SERP") and pension plan benefit.

RETIREMENT PROGRAMS

  Pension Plans

     The estimated annual benefits payable, calculated on a single life annuity basis, under GTE's defined benefit pension plans at normal retirement at age 65, based upon final average earnings and years of employment, is illustrated in the table below:

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
FINAL AVERAGE     ----------------------------------------------------------------
  EARNINGS           15           20           25            30             35
- -------------     --------     --------     --------     ----------     ----------
 $   300,000      $ 64,229     $ 85,638     $107,048     $  128,457     $  149,867
     400,000        85,979      114,638      143,298        171,957        200,617
     500,000       107,729      143,638      179,548        215,457        251,367
     600,000       129,479      172,638      215,798        258,957        302,117
     700,000       151,229      201,638      252,048        302,457        352,867
     800,000       172,979      230,638      288,298        345,957        403,617
     900,000       194,729      259,638      324,548        389,457        454,367
   1,000,000       216,479      288,638      360,798        432,957        505,117
   1,200,000       259,979      346,638      433,298        519,957        606,617
   1,500,000       325,229      433,638      542,048        650,457        758,867
   2,000,000       433,978      578,638      723,298        867,957      1,012,617
   2,500,000       542,729      723,638      904,548      1,085,454      1,266,366

     All executive officers of GTE are employees of GTE Service Corporation, a wholly-owned subsidiary, which maintains a noncontributory pension plan for the benefit of all of its employees based on years of service. Pension benefits to be paid from this plan and contributions to this plan are related to basic salary exclusive of overtime, differentials, incentive compensation (except as otherwise described) and other similar types of payment. Under this plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Social Security Act), and the 1.45% service credit being applied to that portion of the average annual salary that exceeds said level. As of February 17, 1994, the credited years of service under the plan for Messrs. Lee, Foster, Segall, Trivisonno and Carswell are 10, 23, 4, 5 and 35, respectively.

     Under federal law, an employee's benefits under a qualified pension plan such as the GTE Service Corporation plan are limited to certain maximum amounts. GTE maintains a SERP, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the GTE Service Corporation pension plan are limited by law. In addition, the SERP includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the qualified pension plan on remuneration accrued under management incentive plans as determined by the Executive Compensation and Organizational Structure Committee.

  Executive Retired Life Insurance Plan

     The Executive Retired Life Insurance Plan ("ERLIP") provides Messrs. Lee, Foster, Trivisonno and Carswell a postretirement life insurance benefit of three times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance or, optionally, an equivalent amount may be paid as a lump sum payment equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), as an annuity or as installment payments. If an optional payment method is selected, the ERLIP benefit will be based on the actuarial equivalent of the present value of the life insurance amount.

CERTAIN TRANSACTIONS

     Mr. Michael T. Masin is Vice Chairman and a director of GTE and was a managing partner in the law firm of O'Melveny & Myers until October 1993. GTE and its subsidiaries utilized the services of this firm during 1993.

     During 1993, The Boston Consulting Group, Inc. received fees from GTE and its subsidiaries of approximately $4,110,000 for consulting services. Dr. Sandra
O. Moose is a director of GTE and a Senior Vice President and Director of The Boston Consulting Group, Inc.

     Mr. Charles Wohlstetter is Vice Chairman and a director of GTE. GTE has assumed and modified Mr. Wohlstetter's agreement with Contel to serve as a consultant for the remainder of his life. The agreement provides that he will be compensated at an annual rate of $824,828 plus the payments he receives under the Contel Senior Executive Supplemental Income Plan and pension plan. In the event of Mr. Wohlstetter's death, GTE will pay his wife during her lifetime one-half of the amounts which would have been payable to Mr. Wohlstetter under the agreement. GTE will pay for certain expenses relating to services performed by Mr. Wohlstetter under this agreement. During 1993, Mr. Wohlstetter also received miscellaneous compensation from GTE (including personal automobile related expenses, club memberships and tax assistance services) valued at $90,745.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  Voting Stock
     The following table indicates the shares owned by United States Trust Company of New York as Trustee for Minnesota Power & Light Company and Kindercare Learning Centers, Inc., the only person known to GTE to be the owner of more than 5 percent of any class of its voting stock as of February 17, 1994:

                                                                               SHARES
                                                                            BENEFICIALLY     PERCENT
    TITLE OF CLASS             NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED         OF CLASS
  -------------------     ----------------------------------------------    ------------     --------
      Preferred Stock     United States Trust Company of New York as
                          Trustee for Minnesota Power & Light Company
                          and Kindercare Learning Centers, Inc. 45 Wall
                          Street New York, New York 10005                      301,000         16.4%

     The table below sets forth the shares of GTE's Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the other four most highly compensated executive officers and by all directors and executive officers as a group. No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                             PERCENT OF
                                                           SHARES           TOTAL SHARES
                                                        BENEFICIALLY         OUTSTANDING
                                                        OWNED AS OF             AS OF
                                                        FEBRUARY 17,        FEBRUARY 17,
             NAME OF DIRECTOR OR NOMINEE                    1994                1994
- ------------------------------------------------------  ------------   -----------------------
Edwin L. Artzt........................................        1,870
James R. Barker.......................................        3,800
Edward H. Budd........................................        3,374
Kent B. Foster(1)(2)..................................      201,476    No director or
James L. Johnson(2)...................................      627,960    nominee or executive
Richard W. Jones......................................       11,888    officer owns as much
James L. Ketelsen.....................................        1,400    as 1/10th of 1 percent
Charles R. Lee(1)(2)..................................      479,284
Michael T. Masin......................................        2,600
Sandra O. Moose.......................................        1,400
Russell E. Palmer.....................................        1,800
Howard Sloan(3).......................................       56,699
Robert D. Storey......................................        1,100
James W. Walter.......................................       11,800
Charles Wohlstetter...................................      268,118
                                                        ------------
                                                          1,674,569
                                                        ------------
                                                        ------------
               EXECUTIVE OFFICERS(1)(2)
- ------------------------------------------------------
Charles R. Lee........................................      479,284
Kent B. Foster........................................      201,476
John L. Segall........................................      132,311
Nicholas L. Trivisonno................................      110,389
Bruce Carswell(4).....................................      253,286
                                                        ------------
                                                          1,176,746
                                                        ------------
                                                        ------------
All directors and executive officers as a
  group(1)(2).........................................   2,729,838     Represents
                                                        ------------   less
                                                        ------------   than 1/5th of
                                                                       1 percent


- ---------------
(1) Includes shares acquired through participation in GTE's Consolidated Employee Stock Ownership Plan and/or the GTE Savings Plan.

(2) Included in the number of shares beneficially owned by Messrs. Lee, Foster, Segall, Trivisonno, Carswell, and Johnson and all directors and executive officers as a group are 418,166, 148,908, 78,809, 100,066, 195,566, 539,375
    and 1,935,729 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

(3) Includes 10,797 shares held in trusts on behalf of a member of Mr. Sloan's family and 2,300 shares owned by a charitable foundation of which Mr. Sloan is President. Mr. Sloan has voting and investment power with respect to these shares but disclaims any beneficial interest therein.

(4) Includes 300 shares owned by Mr. Carswell's wife in which he disclaims any beneficial ownership.

  Common Stock Units

     In addition to the shares of GTE Common Stock shown in the preceding table, the nonemployee directors held the following number of Common Stock Units, which are payable in cash, under the Deferred Compensation Plan and the PSP (See section entitled "Directors' Compensation").

                                                                               NUMBER OF
                                                                             COMMON STOCK
                                                                              UNITS AS OF
                            NAME OF DIRECTOR                               FEBRUARY 17, 1994
- -------------------------------------------------------------------------  -----------------
Edwin L. Artzt...........................................................         4,898
James R. Barker..........................................................        70,988
Edward H. Budd...........................................................         6,209
James L. Johnson.........................................................           935
Richard W. Jones.........................................................       124,526
James L. Ketelsen........................................................           935
Michael T. Masin (1).....................................................         9,087
Sandra O. Moose..........................................................           935
Russell E. Palmer........................................................           935
Howard Sloan.............................................................           935
Robert D. Storey.........................................................           935
James W. Walter..........................................................       111,438
Charles Wohlstetter......................................................           935

- ---------------
(1) Mr. Masin participated in the Deferred Compensation Plan and the PSP prior to joining GTE as Vice Chairman.

  Contel Cellular Stock

     The following table indicates the number of shares of Class A Common Stock, $1.00 par value per share, of Contel Cellular beneficially owned by each GTE director and by all directors and executive officers of GTE as a group as of February 17, 1994. GTE indirectly owns approximately 90% of Contel Cellular and the remaining shares are owned by the public. Only directors of GTE who own shares of Contel Cellular Class A Common Stock are named in the table.

                                                                            SHARES OF CONTEL
                                                                            CELLULAR CLASS A
                                                                              COMMON STOCK
                                 NAME                                     BENEFICIALLY OWNED(1)
- ----------------------------------------------------------------------    ---------------------
Howard Sloan..........................................................            11,000
Charles Wohlstetter...................................................             7,000
                                                                                --------
All GTE directors and executive officers as a group...................            18,000
                                                                                --------
                                                                                --------

- ---------------
(1) Each of these amounts, and all of them in the aggregate, represented less than 1% of the outstanding shares of Contel Cellular Class A Common Stock as of February 17, 1994.

    DIRECTOR AND EXECUTIVE OFFICER SECURITIES REPORTS

     The Federal securities laws require GTE's directors and executive officers, and persons who own more than 10% of a registered class of GTE's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation.

     To GTE's knowledge, based solely on review of the copies of such reports furnished to GTE and written representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis.

                                    ITEM 1.

ELECTION OF DIRECTORS

     GTE's Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. Messrs. Barker, Jones, Sloan, Walter and Wohlstetter are nominated for election by GTE's shareholders as Class II directors. All nominees are currently directors and were previously elected by the shareholders. Class II directors elected in 1994 will serve for a term of three years which expires at the Annual Meeting of Shareholders in 1997 or when their successors are elected and qualified. However, under GTE's By-laws, Mr. Walter must retire from the Board at the 1995 Annual Meeting. Each nominee is at present available for election.

     If all the nominees for directors are elected by GTE's shareholders at the Annual Meeting, GTE's Board of Directors will then consist of 15 directors, 12 directors whose principal occupations are or were outside GTE and 3 directors who are presently employees of GTE. The following provides information about the nominees for directors.

     THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                               NOMINEES FOR CLASS II DIRECTORS
                            TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
JAMES R. BARKER             Chairman of The Interlake Steamship Co. and Vice Chairman of
58     1976                 Mormac Marine Group, Inc. Mr. Barker is also a director and a principal owner of Meridian Aggregates, Inc., a producer of
[PHOTO]                     aggregate products for the construction and railroad industries.
                            Mr. Barker was formerly Chairman of the Board of Moore McCormack
                            Resources, Inc. and Chairman of that company's operating
                            subsidiaries since April 1971. He was also Chief Executive
                            Officer of Moore McCormack Resources, Inc. from 1971 to January
                            1987. In 1969, Mr. Barker co-founded a management consulting firm, Temple, Barker & Sloane, Inc., and served in the capacity of Executive Vice President. He is a Director of The Pittston
                            Company, a member of the Board of Trustees of Stamford Hospital and a member of the Business Advisory Committee of the
                            Transportation Center at Northwestern University and the Board of
                            Visitors of Columbia University. Mr. Barker is Chairman of the
                            Pension Trust Coordinating Committee and a member of the Audit
                            Committee and the Executive Compensation and Organizational
                            Structure Committee of GTE.

                            BIOGRAPHICAL INFORMATION

      NOMINEE, AGE AND
  YEAR ELECTED A DIRECTOR              PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
NOMINEES FOR CLASS II DIRECTORS
TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
RICHARD W. JONES            Business Consultant, PaineWebber Incorporated. From 1977 to 1988
68  1966-1974               he was Managing Director and Executive Vice President of the
JANUARY 1975                investment banking firm of E. F. Hutton & Company, Inc. Prior to assuming that position, Mr. Jones was associated with Paine,
[PHOTO]                     Webber, Jackson & Curtis Incorporated, investment bankers, having served as Senior Vice President and a Director of that firm from
                            1973 to 1977. Mr. Jones was also associated with Mitchum, Jones &
                            Templeton Incorporated, investment bankers, having served as
                            President of that firm from 1961 through 1970 and Chairman of the
                            Board from 1970 through 1973. He is a member of the Audit
                            Committee, the Executive Compensation and Organizational
                            Structure Committee and the Public Policy Committee of GTE.

HOWARD SLOAN                Mr. Sloan is a private investor. Prior to joining GTE's Board he
70  1991                    was a Director of Contel Corporation. Mr. Sloan is a Trustee and
                            Chairman of the Board of the New York Blood Center and a Trustee
[PHOTO]                     of Lincoln Center Theater. He is a member of the Audit Committee, the Public Policy Committee and the Pension Trust Coordinating
                            Committee of GTE.

JAMES W. WALTER             Founder of Walter Industries, Inc. (formerly Jim Walter
71  1969                    Corporation), home construction-building materials manufacturer, in 1946 and Chairman of its Board since 1962. Mr. Walter also
[PHOTO]                     serves on the Board of Directors of Anchor Glass Container
                            Corporation and Contel Cellular Inc. Mr. Walter is Chairman of
                            the Executive Compensation and Organizational Structure Committee
                            and a member of the Nominating Committee and the Strategic
                            Issues, Planning and Technology Committee of GTE.




                            BIOGRAPHICAL INFORMATION

NOMINEE, AGE AND
YEAR ELECTED A DIRECTOR                PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
NOMINEES FOR CLASS II DIRECTORS
TERM EXPIRING AT 1997 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
CHARLES WOHLSTETTER         Vice Chairman. Prior to joining GTE's Board, he was Chairman of
83  1991                    the Board of Contel Corporation. He was one of the three
                            co-founders of Contel and had served on its Board since 1960. Mr.
[PHOTO]                     Wohlstetter was an investment banker and a member of the New York
                            Stock Exchange, Inc. earlier in his career. He is Chairman of the
                            Board of Tesoro Petroleum Corporation and a Director of Contel
                            Cellular Inc., and Fifth Dimension Inc. Mr. Wohlstetter has a
                            broad range of business, cultural, civic, scientific, educational and charitable interests and serves on various boards, councils, commissions, and advisory groups in those areas. He is Chairman of the Strategic Issues, Planning and Technology Committee and a
                            member of the Pension Trust Coordinating Committee and the Public
                            Policy Committee of GTE.

     The following provides information about the members of the Board of Directors who are continuing in office.

- ---------------------------------------------------------------------------------------------
                                      CLASS I DIRECTORS
                            TERM EXPIRING AT 1996 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
EDWARD H. BUDD              Chairman of The Travelers Insurance Companies and Chairman, Exec-
60     1985                 utive Committee, The Travelers, Inc. Mr. Budd was elected
                            President and Chief Operating Officer in 1976, Chief Executive
                            Officer in 1981 and Chairman in 1982. He is a Director of The
                            Travelers, Inc., Delta Air Lines, Inc., the American Insurance
                            Association, and the Institute for Living, and a member of The
                            Business Council. He is Chairman of the Public Policy Committee
                            and a member of the Nominating Committee and the Pension Trust
                            Coordinating Committee of GTE.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                      CLASS I DIRECTORS
                            TERM EXPIRING AT 1996 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
JAMES L. JOHNSON            Retired Chairman and Chief Executive Officer. Mr. Johnson, who
66     1985                 retired in 1992, has been designated Chairman Emeritus by the
                            Board. He joined GTE in 1949 and has held a variety of management positions within the Telephone Operating Group. He was elected
                            President of the GTE Telephone Operating Group in 1981, Senior
                            Vice President of GTE and President and Chief Operating Officer
                            of its Telephone Operating Group in December 1983, President and
                            Chief Operating Officer of GTE in March 1986 and became Chairman and Chief Executive Officer in May 1988. Mr. Johnson is a
                            Director of MONY (The Mutual Life Insurance Company of New York),
                            Valero Energy Corporation, Greyhound Financial Corp., Contel
                            Cellular Inc., BC TEL, Compania Anonima Nacional Telefonos de
                            Venezuela (CANTV) and VenWorld, and a member of The Texas Tech
                            Board of Regents. He is a Trustee of the Joint Council on
                            Economic Education and a member of the Strategic Issues, Planning and Technology Committee of GTE.
JAMES L. KETELSEN           Retired Chairman of Tenneco Inc. Mr. Ketelsen retired as Chairman
63     1986                 of Tenneco in 1992. He was elected Executive Vice
                            President - Finance of Tenneco Inc. in 1972 and was appointed
                            Chairman and Chief Executive Officer in 1978. He is a Director of
                            J.P. Morgan & Co. Incorporated and its principal subsidiary,
                            Morgan Guaranty Trust Company of New York, and of Sara Lee
                            Corporation and a Trustee of Northwestern University. Mr.
                            Ketelsen is Chairman of the Audit Committee and a member of the
                            Executive Compensation and Organizational Structure Committee and
                            the Pension Trust Coordinating Committee of GTE.
CHARLES R. LEE              Chairman and Chief Executive Officer. Mr. Lee joined GTE in 1983
54     1989                 as Senior Vice President - Finance and in 1986 he was named
                            Senior Vice President - Finance and Planning. He was elected
                            President and Chief Operating Officer, effective January 1, 1989, and became Chairman and Chief Executive Officer in 1992. Prior to
                            joining GTE, he held various financial and management positions in the steel, transportation and entertainment industries. Mr.
                            Lee is a Director of United Technologies Corporation, USX
                            Corporation and Contel Cellular Inc. He was also elected a
                            Director of The Procter & Gamble Company, effective March 8,
                            1994. He is a member of the Business Roundtable, a Trustee of the
                            Board of Trustees of Cornell University, a Trustee of the
                            National Planning Association and Chairman of the New American
                            Realities Committee of the National Planning Association, a
                            member of The Conference Board, Harvard Business School's Board
                            of Directors of the Associates, and a director of the Stamford
                            Hospital Foundation. Mr. Lee is a Personal Trustee of the GTE
                            Foundation and a member of the Strategic Issues, Planning and
                            Technology Committee of GTE.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                      CLASS I DIRECTORS
                            TERM EXPIRING AT 1996 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
MICHAEL T. MASIN            Vice Chairman of the Board. Mr. Masin was elected Vice Chairman
49     1989                 on October 20, 1993. Prior to that, he was Managing Partner of the New York office of the law firm of O'Melveny & Myers. In addition, Mr. Masin was Co-chair of the firm's International
                            Practice Group. Mr. Masin joined the firm in 1969 and became a partner in 1977. He is a Director of the Trust Company of the
                            West (Los Angeles) and Contel Cellular Inc. Mr. Masin is a
                            Trustee of The American University and a member of the Council on
                            Foreign Relations.
- ---------------------------------------------------------------------------------------------
                                     CLASS III DIRECTORS
                            TERM EXPIRING AT 1995 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
EDWIN L. ARTZT              Chairman of the Board and Chief Executive Officer of The Procter
63  1984                    & Gamble Company since January 1990. Mr. Artzt had served as Vice
                            Chairman of the Board of The Procter & Gamble Company and
                            President of Procter & Gamble International since 1984. Prior to that, he was an Executive Vice President since 1980 and had served as Group Vice President for European operations. Mr. Artzt is a Director of Teradyne, Inc., Delta Air Lines, Inc. and a
                            member of the Business Council and Business Roundtable. Mr. Artzt
                            is a member of the Nominating Committee, the Pension Trust
                            Coordinating Committee and the Strategic Issues, Planning and
                            Technology Committee of GTE.
KENT B. FOSTER              Vice Chairman of the Board of Directors since October 1993 and
50  1992                    President of GTE Telephone Operations Group since January 1989.
                            Previously, Mr. Foster served as Group Vice President of GTE
                            Telephone Operations since April 1988. Since joining GTE in 1970,
                            Mr. Foster served in a number of positions of increasing
                            responsibility throughout the GTE system. Mr. Foster serves on the Board of Directors of the United States Telephone
                            Association, BC TEL, Quebec Telephone, Compania Anonima Nacional
                            Telefonos de Venezuela (CANTV), NationsBank of Texas, the Dallas
                            Symphony Orchestra and The Dallas Museum of Art.

                            BIOGRAPHICAL INFORMATION

       DIRECTOR, AGE
      AND YEAR ELECTED                 PRINCIPAL OCCUPATION AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
                                     CLASS III DIRECTORS
                            TERM EXPIRING AT 1995 ANNUAL MEETING
- ---------------------------------------------------------------------------------------------
SANDRA O. MOOSE             Senior Vice President and New York Office Administrator and
52  1978                    Director, The Boston Consulting Group, Inc. She is a Director of
                            Rohm and Haas Company and twenty-seven investment companies sponsored by The New England Funds, a Corporator of New England
                            Deaconess Hospital, and a member of the Dana-Farber Cancer
                            Institute. She is a member of the Audit Committee, the Public
                            Policy Committee and the Strategic Issues, Planning and
                            Technology Committee of GTE.
RUSSELL E. PALMER           Chairman and Chief Executive Officer, The Palmer Group. Mr.
59  1984                    Palmer was formerly Dean, The Wharton School, University of
                            Pennsylvania from 1983 until June 1990. Prior to that, he was managing director and Chief Executive Officer of Touche Ross
                            International, a worldwide accounting firm. Mr. Palmer joined
                            Touche Ross in 1956 and was elected managing director of Touche
                            Ross International in 1974. Mr. Palmer is a Director of The
                            Goodyear Tire & Rubber Company, Bankers Trust New York
                            Corporation and its subsidiary, Bankers Trust Company, May
                            Department Stores Company, Allied-Signal, Inc., Safeguard
                            Scientifics, Inc., Imasco Limited, Federal Home Loan Mortgage
                            Corporation and Contel Cellular Inc. He has been President of the
                            Financial Accounting Foundation and a member of the Board of
                            Directors of the American Institute of Certified Public
                            Accountants. Mr. Palmer is a former member of the Presidential
                            Commission on Management Improvement and serves on the boards of a number of charitable and civic organizations. He is Chairman of the Nominating Committee and a member of the Strategic Issues,
                            Planning and Technology Committee and the Executive Compensation
                            and Organizational Structure Committee of GTE.
ROBERT D. STOREY            Partner with the Cleveland law firm of Thompson, Hine & Flory.
57  1985                    Mr. Storey previously was a partner with the Cleveland law firm of McDonald, Hopkins, Burke & Haber Co., L.P.A. Mr. Storey joined its predecessor firm in 1967 and became a partner in 1971. In
                            1964 he began his career as an attorney with The East Ohio Gas
                            Company and in 1966 he became Assistant Director of The Legal Aid
                            Society of Cleveland. He is a Director of Bank One, Cleveland,
                            The Procter & Gamble Company, American Education Centers, Inc.
                            and May Department Stores Company. Mr. Storey is a Trustee of
                            Case Western Reserve University and the Kresge Foundation and a
                            former Trustee of Phillips Exeter Academy, Cleveland State
                            University and Overseer of Harvard University. He is a member of the Audit Committee, the Nominating Committee and the Public
                            Policy Committee of GTE.

                                    ITEM 2.

     The following resolution will be offered by the Board of Directors at the meeting:

     RESOLVED: That the appointment of Arthur Andersen & Co. by the Board of Directors of the Corporation to conduct the annual audit of the financial statements of GTE Corporation and its subsidiary companies for the year ending December 31, 1994 is ratified, confirmed and approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors of GTE first appointed Arthur Andersen & Co. ("Arthur Andersen"), independent public accountants, as its auditors in 1935 and has reappointed the firm as auditors each succeeding year to date. As a result of Arthur Andersen's knowledge of GTE's operations and reputation in the auditing field, the Board of Directors is convinced that the firm has the necessary personnel, professional qualifications and independence to act as GTE's auditors. The Board has again selected Arthur Andersen as GTE's auditors for the year 1994 and recommends that the shareholders ratify and approve the selection. Arthur Andersen's fees for recurring auditing and tax services for GTE and all of its subsidiaries for the year ended December 31, 1993 are estimated at $10.5 million.

     In the event this resolution does not receive the necessary vote for adoption, or if for any reason Arthur Andersen ceases to act as auditors for GTE, the Board of Directors of GTE will appoint other independent public accountants as auditors.

     Representatives of Arthur Andersen will attend the Annual Meeting. They will have the opportunity to make a statement and also will be available to respond to appropriate questions from shareholders at the meeting.

                                    ITEM 3.

     GTE has been notified by the College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, New York 10017-3206, representing 8,342,412 shares of Common Stock, that it intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS, the Company uses a system of proxy voting that does not ensure confidentiality;

          WHEREAS, in our opinion, such a non-confidential system undermines corporate democracy by creating the potential for undue pressure on shareholders;

          WHEREAS, we believe that confidential voting is necessary to preserve the integrity of the proxy system;

          RESOLVED, that the shareholders request that the Board of Directors:

          Take all necessary steps to implement a system of confidential voting whereby (a) all proxies, ballots and voting tabulations that identify shareholders shall be kept secret and (b) independent third parties shall tabulate such votes."

     The following is the statement submitted in support of this proposal:

          "I. CONFIDENTIAL VOTING IS ESSENTIAL TO CORPORATE DEMOCRACY AND PREVENTS ANY APPEARANCE OF IMPROPRIETY IN THE PROXY PROCESS.

          Just as the secret ballot is a cornerstone of American political democracy, we believe that confidential voting is vital to corporate democracy. In our view, the value of the shareholder's right to exercise a proxy is greatly diminished if management can monitor how particular shareholders vote.

          If proxies are not kept secret, there is the potential for undue management pressure on shareholders.

          II. CONFIDENTIAL VOTING HELPS ENSURE A LEVEL PLAYING FIELD IN PROXY CONTESTS.

          The current non-confidential voting system gives management an unfair advantage in proxy contests. By allowing management to monitor how particular shareholders vote, non-confidential voting provides management with an opportunity to resolicit proxies in support of its position. Shareholders who submit proposals for inclusion in the Company's proxy statement are denied this opportunity because they do not have access to proxies already submitted. Confidential voting will help ensure a level playing field by eliminating the possibility of management resolicitation.

          III. CONFIDENTIAL VOTING PRESERVES SHAREHOLDERS' INVESTMENT VALUE.

          We believe that one of the key attributes of stock ownership is the ability to vote on proxy matters without the potential for coercion or unfair influence. The ability to vote freely on proxy matters affords shareholders a voice in shaping the Company's future on issues of importance to them. Because of the potential for coercion or reprisal, non-confidential voting undermines this key attribute of stock ownership and may diminish the value of the stock accordingly.

          Our proposal calling for a system of confidential voting is not intended to inhibit communications between shareholders and management nor to imply that management has abused the voting process in the past. Our proposal simply seeks to bring the practices of the Company into line with a democratic system of voting which eliminates any possibility or appearance of improper influence and which has already been adopted by a number of other major corporations."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

          GTE fully complies with all requirements regarding the voting and tabulation of proxies. It has already taken additional steps to ensure that the voting process does not result in any abuse or coercion of shareholders and believes these procedures adequately address many of the concerns raised in the shareholder proposal. In their supporting statement, the proponents acknowledge that their proposal does not imply that GTE has abused the voting process in the past. For the reasons discussed below, the Board of Directors does not believe that a change in GTE's procedures is necessary.

          Shareholders already have the option to keep their votes confidential by registering their shares in the name of a bank, broker or other nominee. These nominee holders do not disclose the names of the beneficial holders without their permission and, accordingly, the shareholder's privacy and the confidentiality of his or her vote is guaranteed.

          GTE has taken a number of actions to ensure confidentiality throughout the proxy tabulation. For example, GTE recognizes that its employees who own shares through its various employee benefit plans cannot register these shares in the nominee names. It has been GTE's practice not to request information on how any individual votes his or her plan shares. In addition, GTE has notified its proxy tabulator in writing that it is not permitted to disclose to GTE or any of its management or employees how any participant in a GTE plan voted his or her plan shares. GTE believes that this policy may eliminate any concern by GTE's employees that their votes are monitored.

          The proposal also requests that independent third parties tabulate the vote. The First National Bank of Boston, Transfer Agent and Registrar for GTE's stock, tabulates the proxy votes. Stringent confidentiality safeguards are in effect. The votes are tabulated mechanically and GTE is confident of the efficiency and accuracy of the process. The tabulation area is isolated and is only accessible to individuals involved in the proxy tabulation. All personnel involved in the tabulation process are required to sign an agreement to keep confidential and not disclose any information obtained in the handling and processing of the proxies. The only proxy cards viewed by GTE management are those on which shareholders have written comments. Moreover, GTE appoints two inspectors of election who are independent third parties to oversee the voting and tabulation process.

          The Board of Directors believes that the current practice protects the confidentiality of shareholder votes and the use of a third party to tabulate the votes is not necessary.

                                    ITEM 4.

     GTE has been notified by Mercy Consolidated Assets Management Program, 20 Washington Square North, New York, New York 10011, which states that it is the beneficial owner of 300 shares of Common Stock; Sisters of Saint Joseph of Peace, St. Joseph Province, Shalom Center, 399 Hudson Terrace, Englewood Cliffs, New Jersey 07632, which states it is the beneficial owner of 3,600 shares of Common Stock; Sisters of Mercy of the Americas, 249 Steele Road, West Hartford, Connecticut 06117, which states it is the beneficial owner of 3,400 shares of Common Stock; Ursulines of the Roman Union, Eastern Province, 323 East 198th Street, Bronx, New York 10458, which states it is the beneficial owner of 100 shares of Common Stock; School Sisters of Notre Dame, 345 Belden Hill Road, Wilton, Connecticut 06897, which states it is the beneficial owner of 3,000 shares of Common Stock; Dominican Sisters, Sparkill, New York 10976, which states it is the beneficial owner of 1,000 shares of Common Stock; and the Sisters of Saint Dominic, 1 Ryerson Avenue, Caldwell, New Jersey 07006, which states it is the beneficial owner of 100 shares of Common Stock; that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS the proponents of this resolution believe that GTE Corporation should establish criteria to guide management in bidding for and executing military contracts, we propose the following for Board and management study.

          RESOLVED the shareholders request the Board of Directors to commission a subcommittee to develop criteria for acceptance and execution of military contracts and to report these criteria at the 1995 annual meeting. Proprietary information may be omitted and cost limited to a reasonable amount."

          The following is the statement submitted in support of this proposal:

          "The proponents of this resolution believe that all human beings are called to establish justice and peace by our responsible stewardship. We believe corporate social responsibility in a successful free enterprise society demands that business conduct be ethically correct, socially supportive and economically useful as well as financially profitable. Therefore, we recommend the criteria include:

          -- Basic canons of ethical business practice

          -- Long-term environmental impact and waste management

          -- Stability of employment, including descriptions of conversion plans and funding sources; strategies identifying community needs; employees' ideas and market opportunities; membership in state and/or local government economic conversion task forces

          -- Lobbying and marketing practices, including costs

          -- Limits on military contracts measured by a percentage of sales

          -- Competitive bidding

          -- Sale of weapons, weapons parts and dual-use technology to foreign governments, other companies and individuals -- Contracts for nuclear, biological and chemical weapons, parts and technologies.

     Global security is not just security of territory, it is security of people. It is not just security through weapons, it is security through jobs, human development, environmental sustainability.

     We believe decisions to spend huge sums of money to produce weapons designed to destroy large numbers of people and their environment are morally wrong. So, too, is the decision to lobby for military contracts to gain markets in developing countries.

     Decisions to devote employee creativity, technology and other human and financial resources in this manner also have strong implications for U.S. workers, and indeed, all of U.S. society, during this time of accelerated down-sizing of our workforce. We believe the end of the Cold War is providing opportunities to convert to more stable commercial production in environmental and other socially beneficial technologies with the goal of sustainable development.

     A YES vote recommends these criteria for consideration by the Board."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The proposal requests that the Board of Directors establish a subcommittee to develop and report on ethical, environmental, social and other criteria for entering into military contracts. GTE believes that a committee of this type is unnecessary because the listed criteria are already an integral part of GTE's military contracts and acquisition policy.

     In order to be eligible for contract awards, contractors such as GTE are required to certify compliance with many Congressionally-mandated social and economic policies reflected in statutes such as the Procurement Integrity Act, the Clean Air and Clean Water Acts, the Truth in Negotiations Act, the Competition in Contracting Act, and the Equal Employment Opportunity Act. GTE not only has in place a comprehensive ethics program which requires compliance with these laws, but further, is continually reviewed by government auditors to ensure that it complies with these and other mandated policies. GTE has acted and will continue to act as a socially responsible and ethical corporate citizen not only in its military contracting but in all its business activities.

     GTE also is actively involved in seeking federal funds that have been designated for defense industry conversion and retraining purposes. The President of our Government Systems business unit, for example, is currently serving as Chairman of the Defense Industry Task Force on the Governor's Council on Economic Growth and Technology for the Commonwealth of Massachusetts.

     GTE further believes that the defense needs and foreign policy of the United States are properly the responsibility of our government and our duly elected public officials. As a responsible corporate citizen, GTE intends to continue to support the U.S. Government and to offer its services and products in the defense of the United States.

                                    ITEM 5.

     Mr. John J. Gilbert, trustee under the will of Caston J. Gilbert for 300 shares, and representing an additional family interest of 1,100 shares, and also representing Corporate Democracy, Inc. (a not-for-profit-corporation), 1165 Park Avenue, New York, New York 10128-1210, for 300 shares of Common Stock; and John
J. Gilbert for 300 shares of Common Stock, and Margaret R. and/or John J. Gilbert trustees under the will of Samuel Rosenthal for 1,400 shares of Common Stock; and Edward and/or Edith Rudy, 1641 Third Avenue, 17G East, New York, New York 10128, who state that they are the beneficial owners of 491.001 shares of Common Stock, have informed GTE that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: That the stockholders of GTE Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

     The following is the statement submitted in support of this proposal:

          "Continued, very strong support along the lines we suggest were shown at the last annual meeting when 27.5%, 34,559 owners of 171,880,058 shares, were cast in favor of this proposal. The vote against included 41,221 unmarked proxies.

          LAC Minerals Ltd., Interco, Chemical Banking Corporation and Commonwealth Edison Company of Chicago are among the latest companies to end their stagger system of electing directors. In 1992 we withdrew our resolution on the subject at Westinghouse after they agreed to end their stagger system of electing directors. Chemical Bank's management, to its credit, voluntarily ended theirs without a resolution on the subject.

          Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder company. Thanks to AXA, the controlling French insurance company, not wanting it they will not have a staggered board.

          Annual election of directors may insure greater accountability to all and enables owner to take a fresh look each year at all directors.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that a staggered board where approximately one-third of the directors are elected annually, is in the best interests of the Corporation and its shareholders. This system helps provide continuity and stability of GTE's management and policies because a majority of the directors at any one time will have prior experience as directors of GTE and in-depth knowledge of the Corporation. This system permits directors to effectively represent the interests of all shareholders in a variety of circumstances, including those created by a minority shareholder.

     This proposal seeks to reverse the action taken by GTE's shareholders at a special meeting in 1986. Approximately 75.6% of the Corporation's shares voted at that meeting approved the creation of a staggered board. GTE continues to believe that this system is in the best interests of the Corporation and its shareholders and that it is not necessary to reverse the relatively recent actions of its shareholders.

                                    ITEM 6.

     GTE has been notified by the International Brotherhood of Electrical Workers, 6603 East Chelsea Street, Tampa, Florida 33610, and sponsors Guy A. Langlais, 131 Stanford Road, Venice, Florida 34293, Gary Nelson, 533 5th Street, S.E., Largo, Florida 34641, Richard Olone, 1833 Oakdale Lane S., Clearwater, Florida 34624, Danny Johnson, 12422 Balm Riverview Road, Riverview, Florida 33569, and Rick Lear, 1549 Forxridge Run S.W., Winter Haven, Florida 33880, each representing at least 100 shares of Common Stock, that they intend to propose the following resolution at the

Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS, in 1991 GTE's outside board of directors received an approximate 44% increase in their retainer which automatically increased their retirement by approximately 44%;

          WHEREAS, Mr. Johnson, former C.E.O. of GTE, did in fact enjoy an increase in 1990 wages of $489,109 (29.65%) and in 1991 wages of $648,769
     (30.53%);

          WHEREAS, Mr. Johnson, former C.E.O. of GTE, received a 574% increase in his stock options in 1991;

          WHEREAS, we believe that the top executives are not sharing in cost cutting measures and in fact are enhancing their pay with business efficiencies which adversely affect rank and file employees;

          WHEREAS, we believe the employees feel that all business efficiencies are not being shared equally;

          RESOLVED, that the shareholders request the board of directors:

             Take all necessary steps to establish criteria to guide management in setting fair executive compensation levels whereby (a) any individual executive officer's compensation (wages, bonuses, and stock grants, options and rights) would not exceed 75 times the wages of GTE's average hourly employee and (b) that executive wages and compensation be more closely linked to company profits."

     The following is the statement submitted in support of this proposal:

          "This proposal is submitted by a group of GTE Western Division shareholder/employees. We are members and/or officers of Local 824, International Brotherhood of Electrical Workers.

          1. The economic health and viability of GTE and its shareholders is intrinsically linked to the economic health and viability of the United States economy.

             GTE's success is, in large part, dependent on the corporation's ability to sell its goods and services to an affluent society. Year after year, GTE's hourly employees have had an adjusted-for-inflation wage decrease. The effect of this corporate strategy is GTE denying itself a segment of affluent society necessary for GTE's future success. The huge disparity in the compensation of the Board of Directors and GTE's hourly employees is counter-productive in establishing a team approach to the competitive and technological challenges GTE faces now and in the future. By establishing a link between the Board of Directors compensation and the hourly employees compensation, all GTE employees and shareholders will share equitably in the fruits of GTE's labors and in the promise of a prosperous future.

          2. In order to remain competitive in a world market and limit demands on the resources of the company, top executives must become 'lean and mean' in a like manner with their employees.

             This proposal will result in a reduction in executive compensation to approximately 1990 levels. The 1991 10-K report states, 'Although access lines increased by over 3% in 1991 these lines were serviced by 6% fewer employees.' Employees, as again stated in the 1992 10-K report, '...access lines increased by approximately 4%, these lines were serviced by 5% fewer employees,' have increased productivity while the cost of their services has decreased.

             The years 1991, 1992 saw dramatic fluctuation in executive compensation levels without any appreciable increase in productivity. It is in the best interests of GTE and its shareholders to establish criteria to insure all compensation is earned not granted."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

          The Board of Directors strongly believes that GTE has already established criteria for setting fair compensation levels. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), the Executive Compensation Committee approves the salary ranges for executives and reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior executives of GTE Corporation.

          The Executive Compensation Committee has adopted a compensation philosophy that relates the level of compensation to GTE's success in meeting annual and long-term goals, rewards individual achievement and is competitive with other major companies in the telecommunications industry. GTE believes that this philosophy enables it to attract and retain the most qualified individuals to lead GTE's business undertakings. In determining executives' compensation, the Executive Compensation Committee relies on competitive data and carefully assesses GTE's overall performance and individual achievement.

          Accordingly, the Board of Directors believes that criteria are already in place to ensure that the compensation of GTE's executives is fair and closely linked to GTE's performance. It recommends a vote against the proposal establishing a limit on such compensation based upon a stated multiple of other employee compensation.

                                    ITEM 7.

     GTE has been notified by the International Brotherhood of Electrical Workers Telephone Coordinating Council No. 2, Neal M. Davis, Schuchat, Cook & Werner, The Shell Building, Suite 250, 1221 Locust Street, Saint Louis, Missouri 63103-2364, representing 60 shares of Common Stock, that it intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: The shareholders of the GTE Corporation recommend that the Board of Directors consider the following nonbinding proposal: With respect to future compensation of active executive officers of GTE, the GTE shareholders recommend that the Board of Directors voluntarily take whatever steps it deems necessary and proper to implement a plan which would limit the total annual cash compensation (salary plus bonuses awarded under the Executive Incentive Plan) of GTE executive officers so that this compensation will not be increased by an amount greater than the average percentage pay increase granted to GTE employees annually."

     The following is the statement submitted in support of this proposal:

          "In recent years, there has been widespread public debate concerning executive compensation policies and practices. Often this debate has focused on what is perceived by many to be excessive salaries, bonuses and incentives granted to senior executive officers. Many have observed that senior executives in America are compensated at a much higher rate than their counterparts in Japan and Germany. The issue of executive compensation is particularly relevant during the recent recession, which has resulted in layoffs to many American workers, both managerial and nonmanagerial alike.

          This proposal recommends that the Board of Directors implement a plan to limit annual executive compensation so that this compensation increases no more than the average annual pay increase granted to other GTE employees. The proposal is intended to assure shareholders and employees that GTE's hard earned profits will be used for research and development, equipment modernization, and other endeavors which build a stronger, more profitable, and more competitive corporation. Furthermore, this proposal could establish GTE as a leader in creatively addressing the issue of executive compensation, thereby enhancing its corporate image.

     If you agree, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

          The Board believes that arbitrary limits on executive compensation called for in the proposal would interfere with GTE's ability to attract, retain and reward key executives in a manner commensurate with their contributions to GTE and, accordingly, recommends a vote against the proposal.

          GTE's executive compensation structure is designed to attract and retain talented executives who can lead GTE and direct its business efforts in an increasingly competitive environment. As discussed in the Report of the Executive Compensation and Organizational Structure Committee of GTE's Board of Directors (the "Executive Compensation Committee"), a key element of executive compensation structure is that approximately 60% of an executive's compensation is "at risk." This means that there is a significant upside as well as downside risk in such an individual's compensation depending on GTE's performance, financial and otherwise. Accordingly, it is not practical to establish an arbitrary limit on the total increase in compensation in a given year.

          The amount of wage increases for employees represented by unions is based upon negotiations between the company and the union. The Executive Compensation Committee sets the executive pay ranges based upon comparative data from similar companies. The ranges are generally broad and allow for recognition of individual experience and performance. The Executive Compensation Committee reviews the salary and increases in base salary for all senior executives of GTE's subsidiaries and for all senior officers of GTE Corporation.

          The Board of Directors believes that adequate review and controls on executive salaries are already in place. Moreover, it believes that the amount of increases granted to executives is consistent with GTE's performance.

                                    ITEM 8.

     GTE has been notified by the Sisters of the Sorrowful Mother, 9056 North Deerbrook Trail, Brown Deer, Wisconsin 53223, which states that it is the beneficial owner of 22,800 shares of Common Stock; the Sisters of St. Joseph of Carondelet, 385 Watervliet-Shaker Road, Latham, New York 12110-4741, which states that it is the beneficial owner of 17,000 shares of Common Stock; the Missionary Oblates of Mary Immaculate, 159 Moore Street, Lowell, Massachusetts 01852, which states that it is the beneficial owner of 2,000 shares of Common Stock; the Sisters of Mercy of the Americas, 1437 Blossom Road, Rochester, New York 14610-2298, which states that it is the beneficial owner of 100 shares of Common Stock, that they intend to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "WHEREAS WE BELIEVE:

          The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

          Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

          Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

          AND WHEREAS:

          The Coalition for Environmentally Responsible Economies
     (CERES) -- which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts -- consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles -- including the Sun Company, a Fortune-500 company -- to demonstrate their commitment to public environmental accountability.

          In endorsing the CERES Principles, a company commits to work toward:

            1. Protection of the biosphere
            2. Sustainable use of natural resources
            3. Waste reduction & disposal
            4. Energy conservation
            5. Risk reduction
            6. Safe products and services
            7. Environmental restoration
            8. Informing the public
            9. Management commitment
           10. Audits and reports

          The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: 617/415-0927.

          Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.

          We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

          RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact."

     The following is the statement submitted in support of this proposal:

          "We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

          We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our

     Company to demonstrate environmental leadership and accountability for its environmental impact."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     GTE takes environmental issues seriously and is committed to a clean and safe environment. As a matter of practice, GTE's operating units are expected to comply with or exceed local, state and federal standards and reporting requirements established for their industries and types of operations. These standards have been set through public participation (including GTE's stakeholders) in the government regulation process. In addition to complying with governmental laws and regulations, GTE units are striving to improve the environmental quality of their operations in three specific areas:

               -- Reducing the use of environmentally hazardous materials;

               -- Minimizing discharges into the environment; and

               -- Reducing both hazardous and non-hazardous waste volume.

     GTE units are continuing to accomplish those objectives in a number of ways: by reducing their use of hazardous materials by substituting non-hazardous materials for hazardous ones as new technologies become available; by promoting recycling; by upgrading material containment and disposal operations; and by utilizing environmentally friendly, low-energy, consuming products.

     The Board of Directors believes that implementation of the proposal, though well-intentioned, would serve to burden the Corporation and its shareholders with additional requirements and costs while not providing any greater environmental protection than already exists.

     GTE finds the CERES Principles to be ambiguous in several respects and also to cause some concerns to be raised. For example, implementation of the Principles would require GTE to complete a CERES environmental report. However, no generally accepted environmental audit standards by which to create such a report presently exist. Additionally, the CERES report form does not relate to the majority of GTE's businesses which are of a service nature.

     In summary, the Board of Directors believes that the environment is important and that the Corporation continues to take significant steps to ensure that it contributes in a meaningful way to the preservation and enhancement of a safe and healthy environment for the present and future generations.

                                    ITEM 9.

     GTE has been notified by the National Council of the Churches of Christ, 475 Riverside Drive, Fifth Floor, New York, New York 10115-0050, which states that it is the owner of 2,800 shares of Common Stock; the Evangelical Lutheran Church In America, 800 Marquette Avenue, Suite 1050, Minneapolis, Minnesota 55402-2885, which states that it is the owner of 88,700 shares of Common Stock; the Medical Mission Sisters, Office for Responsible Investment, 20 Belgrade Avenue, Room 6, Roslindale, Massachusetts 02131, which states that it is the owner of 300 shares of Common Stock; the Sisters of Mercy of the Americas, Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Minnesota 48336, which states that it is the owner of 200 shares of Common Stock; and the Sisters of Charity of Saint Vincent de Paul, Mount St. Vincent Motherhouse, 150 Bedford Highway, Halifax, Nova Scotia B3M 3J5, which states that it is the owner of 2,000 shares of Common Stock, that they intend to propose the following resolution at the Annual

Meeting. The proposed resolution and supporting statement, for which the Board of Directors and GTE accept no responsibility, are as follows:

          "RESOLVED: The shareholders request the Board to prepare a report at reasonable cost, available to shareholders and employees, reporting on the following issues. This report, which may omit confidential information, shall be available by September 1994.

          1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1991, 1992, 1993 listing either numbers or percentages in each category.

          2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

          3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to minorities.

          4. A general description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

          5. A description of any policies and programs utilizing the purchase of goods and services from minority-and/or female-owned business enterprises."

          The following is the statement submitted in support of this proposal:

          "We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain business, it is in the company's and shareholder's interests to have information on our company's equal employment record available. By publicizing our standards, we serve as an example to companies with whom we do business.

          We share the concerns of the 1991 United States Congressional Civil Rights and Glass Ceiling Acts that '...additional remedies under Federal law are needed to deter harassment and intentional discrimination in the workplace...women and minorities remain underrepresented in management and decision making positions in business.' We support the statement, 'We continue to find that if the CEO is committed to ensuring diversity, it can happen.' as published in the U.S. Labor Department's report, 'Pipelines of Progress.'

          We believe issues related to Equal Employment Opportunity and Affirmative Action are important to shareholder value. Our goal is to encourage our Board of Directors and Chief Executive Officer to improve our corporation's Equal Employment record and that of their industry.

          As a major employer we are in a position to take the lead in ensuring that women and minority employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on management's agenda and reaffirms our public commitment to Equal Employment Opportunity and programs responsive to the concerns of women and minorities.

          The report requested asks for information already gathered for the purpose of complying with government regulations. The format of the report requested is not the central question. Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers and Travellers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

          GTE is strongly committed to equal employment opportunity as evidenced by its policies and programs. GTE has taken a variety of actions in support of that goal including the adoption of an equal employment policy that is communicated to employees and reinforced in a variety of communications; conducting training programs for managers in a variety of areas including employment law and workforce diversity; establishing relationships with numerous minority organizations and educational institutions to enhance GTE's efforts to attract talented candidates for employment; and a variety of other initiatives. GTE is also a significant contributor to educational initiatives designed to enhance educational and employment opportunities for minorities.

          More specifically, GTE's Associate Development Program serves as a prime source of attracting, hiring and retaining qualified females and minorities. One-third of all Associates hired as potential future management personnel are minorities, and 50 percent are female. A conscientious effort is made on an on-going basis to establish a high ratio of both females and minorities.

          To further accelerate our efforts to attract, hire and retain female and minority employees, GTE maintains active membership in a variety of organizations and regularly attends career fairs conducted by associations of minority professionals.

          Other initiatives which demonstrate GTE's commitment to the hiring and advancement of women and minorities can be found throughout the business units in activities which include: mentor program, career counseling, cultural awareness, diversity symposiums and workshops, flexible leaves of absence for dependent care, flexible work schedules and telecommuting and cross-functional training (job swapping).

          The foregoing affirms GTE's commitment and efforts towards equal opportunity employment and the recruiting, hiring and retaining of women and minorities for management positions throughout the organization. Therefore, the Board of Directors does not believe that the additional reporting requested by the proponent would serve any useful purpose.

OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment of the Board of Directors.

     Financial statements for GTE and its consolidated subsidiaries are included in GTE's Annual Report to shareholders for the year 1993 which was mailed to the shareholders beginning March 4, 1994.

     A COPY OF GTE'S 1993 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE AFTER MARCH 31, 1994 WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING GTE. TO OBTAIN A COPY, PLEASE WRITE TO: MARIANNE DROST, SECRETARY, GTE CORPORATION, ONE STAMFORD FORUM, STAMFORD, CONNECTICUT 06904.

                                   By order of the Board of Directors,

                                             MARIANNE DROST
                                                Secretary

Dated: March 4, 1994

      (MAP SHOWING ROUTES TO GTE CORPORATION ANNUAL SHAREHOLDERS MEETING)

          PLEASE MARK VOTES AS IN THIS EXAMPLE [X]

          DIRECTORS RECOMMEND A VOTE "FOR":

          1. Election of five Class II directors:
             J.R. Barker, R.W. Jones, H. Sloan,
             J.W. Walter and C. Wohlstetter

             * For all nominees except as noted:
               FOR [ ]                  WITHHELD [ ]

          2. Ratification of appointment of auditors.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          DIRECTORS RECOMMEND A VOTE "AGAINST" THE FOLLOWING SHAREHOLDER
          PROPOSALS:

          3. Institute confidential voting.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          4. Establish a committee to develop
             criteria for military contracts.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          5. Eliminate the staggered election of directors.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          6. Limit executives' compensation.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          7. Limit executives' pay increases.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          8. Issue a report on the CERES Principles.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          9. Establish a policy of reporting on an equal employment opportunity/affirmative action program.
               FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

          PLEASE SIGN ON THE OPPOSITE SIDE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.

          PROXY                       GTE Logo

                                  GTE Corporation
                                One Stamford Forum
                           Stamford, Connecticut 06904
                              Telephone: 203-965-2000

          PROXY SOLICITED BY BOARD OF DIRECTORS FOR GTE'S ANNUAL MEETING OF SHAREHOLDERS APRIL 20, 1994

               The owner of the shares represented by this Proxy hereby appoints Charles R. Lee and Marianne Drost, or either of them, Proxies to vote at GTE's Annual Meeting of Shareholders on April 20, 1994 and any adjournments or postponements thereof on matters which may properly come before the Annual Meeting, in accordance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is acknowledged.

          Please sign exactly as your name(s) appear. (If more than one name appears, all must sign.)

          (Signature)...........................

          (Title)...............................

          (Signature)...........................

          (Title)...............................

          THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.